Exhibit 99.2
NetREIT
INTRODUCTION TO PRO FORMA
FINANCIAL STATEMENTS (UNAUDITED)
As previously reported, On January 2, 2009, NetREIT (who we sometimes refer to as “we”, “our” or the “Company”) acquired the Morena Office Center, an office building located in San Diego, California. The purchase price for the property was $6.6 million. The Company purchased the property with $3.4 million cash and a $3.2 million draw on an existing line of credit. This property consists of a building of approximately 26,784 rentable square feet on approximately 0.62 acres.
As of the date we acquired the Morena Office Center, it was approximately 21 years old and 100 percent occupied under triple net leases.
The accompanying unaudited pro forma balance sheet as of December 31, 2008 has been prepared to give effect to the acquisition of Morena Office Center as if this real property had been acquired on December 31, 2008.
The accompanying unaudited pro forma statements of operations combine the historical statements of operations of NetREIT and the historical statements of operations of Morena Office Center for the year ended December 31, 2008, giving effect to the acquisition as if it had been completed on January 1, 2008.
You should read this information in conjunction with:
The accompanying notes to the unaudited pro forma financial statements;
The separate audited historical financial statements of NetREIT for the years ended December 31, 2008 and 2007 included in its Annual Report on Form 10-K/A filed by the Company on June 26, 2009.
The separate audited historical statements of revenues over certain expenses of the acquired property for the year ended December 31, 2008 which are included elsewhere herein.
We are presenting the unaudited pro forma financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition on January 1, 2008. In addition, the unaudited pro forma financial information does not purport to project the future financial position or operating results of the combined Company.

NetREIT
Unaudited Proforma Balance Sheet
December 31, 2008

		Morena Office		Pro Forma
	NetREIT	Center		Combined Total
ASSETS
Real estate assets, net	$43,375,860	$6,408,465	(1)	$49,784,325
Lease intangibles, net	699,749	166,508		866,257
Land purchase option	1,370,000			1,370,000
Investment in real estate ventures	16,455,043			16,455,043
Mortgages receivable and interest	3,052,845			3,052,845
Cash and cash equivalents	4,778,761	(3,374,973	)(1)	1,403,788
Restricted cash	673,507			673,507
Deposits held by bankrupt institutions	520,000			520,000
Tenant receivables, net	99,180			99,180
Due from related party	39,432			39,432
Deferred rent receivable	200,846			200,846
Deferred stock issuance costs	69,478			69,478
Deposits on potential acquisitions	367,498			367,498
Other assets, net	728,681			728,681

TOTAL ASSETS	$72,430,880	$3,200,000		$75,630,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$21,506,957	$3,200,000	(1)	$24,706,957
Accounts payable and accrued liabilities	1,729,675			1,729,675
Dividends payable	754,576			754,576
Tenant security deposits	217,021			217,021

Total liabilities	24,208,229	3,200,000		27,408,229

Stockholders’ equity:
Undesignated preferred stock, no par value, shares authorized: 8,995,000, no shares issued and outstanding at December 31, 2008	—			—
Series A preferred stock, no par value, shares authorized: 5,000, no shares issued and outstanding at December 31, 2008	—			—
Convertible Series AA preferred stock, no par value, $25 liquidating preference, shares authorized: 1,000,000; 50,200 shares issued and outstanding at December 31, 2008, liquidating value of $1,255,000	1,028,916			1,028,916
Common stock Series A, no par value, shares authorized: 100,000,000; 6,766,472 shares issued and outstanding at December 31, 2008	56,222,663			56,222,663
Common stock Series B, no par value, shares authorized: 1,000, no shares issued and outstanding at December 31, 2008	—
Additional paid-in capital	433,204			433,204
Dividends paid in excess of accumulated earnings	(9,462,132)			(9,462,132)

Total stockholders’ equity	48,222,651	—		48,222,651

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$72,430,880	$3,200,000		$75,630,880

See notes to unaudited pro forma financial statements.

NetREIT
Unaudited Pro Forma Statement of Operations
For the Year ended December 31, 2008

					Pro Forma Combined
	NetREIT	Morena Office Center	Adjustments		Total

Rental income	$5,107,410	$667,743	$—		$5,775,153

Costs and expenses:
Interest	1,186,481		200,000	(2)	1,386,481
Rental operating costs	2,507,664	110,871			2,618,535
General and administrative	1,678,576	25,233			1,703,809
Depreciation and amortization	2,087,877		281,588	(3)	2,369,465

Total costs and expenses	7,460,598	136,104	481,588		8,078,290

Other income (expense):
Interest income	336,600				336,600
Loss on sale of real estate	(41,024)				(41,024)
Equity in losses of real estate ventures	(40,723)				(40,723)
Other expense	(12,184)				(12,184)

Total other income	242,669	—	—		242,669

Net income (loss)	(2,110,519)	531,639	(481,588)		(2,060,468)

Preferred stock dividends	(87,850)				(87,850)

Net income (loss) attributable to common stockholders	$(2,198,369)	$531,639	$(481,588)		$(2,148,318)

Loss per common share — basic and diluted	$(0.43)				$(0.42)

Weighted average number of common shares outstanding — basic	5,083,532				5,083,532

See notes to unaudited pro forma financial statements.

NetREIT
NOTES TO PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1 — BASIS OF PRESENTATION
As explained in the Introduction to Unaudited Pro Forma Financial Statements, on January 2, 2009, the Company completed its previously announced acquisition of Morena Office Center.
The purchase price of $6.6 million was allocated as follows:

Land	$1,333,000
Building and other	4,833,141
Tenant improvements	242,324
In-place leases	80,861
Leasing costs	85,647

$6,574,973

The pro forma adjustments to record the purchase of Morena Office Center reflected in the accompanying unaudited pro forma balance sheet are explained below.
NOTE 2 — ADJUSTMENTS TO PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2008 AND THE PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008
ADJUSTMENT 1.
Purchase of Morena Office Center through the payment of $3.4 million in cash and a $3.2 million draw on an existing line of credit.
ADJUSTMENT 2.
Interest costs assumed to have been incurred on the $3.2 million of debt taken out in connection with the purchase from the first day of the period presented. The interest rate used was 6.25% based on the rate in effect as of the close of the transaction, or January 2, 2009.
ADJUSTMENT 3.
Depreciation and amortization as if the acquisition had been completed from the first day of the period presented. Depreciation is recorded on a straight-line basis over 2.74 years for tenant improvements and 39 years for building and other. The lease intangible assets, in-place leases and leasing costs are being amortized on a straight-line basis over the remaining lives of the leases which range from one month to 4.25 years.